EXHIBIT 32.01

CERTIFICATION

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Michael E. Hart, the Chief Executive Officer and Chief Financial Officer of Allos Therapeutics, Inc. (the “Company”), hereby certifies that, to the best of his knowledge:

1.               The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, to which this Certification is attached as Exhibit 32.01 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.               The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the periods covered by the Periodic Report.

Dated:  November 10, 2003

/s/ Michael E. Hart
Michael E. Hart
President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

A signed original of this written statement has been provided to Allos Therapeutics, Inc. and will be retained by Allos Therapeutics, Inc. and furnished to the Securities and Exchange Commission or its staff upon request. This certification “accompanies” the Form 10-Q to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.